EXHIBIT 99.2


FOR:  ARTRA GROUP INCORPORATED      FOR IMMEDIATE RELEASE
          500 CENTRAL AVENUE
          NORTHFIELD, ILLINOIS 60093
          Contact:  Mr. Robert Gruber, Vice President (212) 628-2554


                             ARTRA GROUP SUBSIDIARY
                 ANNOUNCES AGREEMENT TO SELL PRINTING INK UNIT
                         FOR APPROXIMATELY $21 MILLION

         Northfield, Ill., August 2, 1995 --- ARTRA GROUP Incorporated (NYSE:ATA) announced today that its wholly-owned subsidiary, Bagcraft Corporation of America, has signed a Letter of Intent to sell the assets of its printing ink unit to Alper Holdings, USA.
         The sale price is approximately $21 million in a cash transaction which is expected to be completed in the current (September) quarter.
         ARTRA expects to use the proceeds of the sale to retire various debt obligations with the balance being used for working capital.
         As a result of the sale, and various debt restructuring, ARTRA expects to report a non-recurring gain in excess of $20 million in the current (September) quarter.
         Alper is a privately-owned, New York-based company engaged in the acquisition and management of operating companies. Through its subsidiaries, Alper's operations currently include real estate development, manufacture and sale of fastener products and venture capital investing.
         ARTRA's management commented on current operations:
         - Bagcraft's sales and profit margins have gradually increased during the second quarter (as compared to the 1995 first quarter) despite the negative impact of record rising raw material costs.

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ARTRA GROUP INCORPORATED                    -2-                  August 2, 1995

         The Baxter Springs, Kansas plant is now fully operational and the food service division continues to show significant growth. Also, Bagcraft completed a major cost-cutting restructuring during the second quarter.
         - The Lori Corporation continues to be negatively impacted by inadequate working capital and a general softness in the retail accessory market. Lori is in the process of establishing a new credit line and has been granted a number of new licenses - including the Disney "Cinderella" trademark - to market childrens' jewelry products.
         Due to the seasonality of its business, Lori expects a significant operations upswing during the last four months of 1995. Lori is also exploring an acquisition opportunity that is unrelated to its present business.
         ARTRA said that by the end of the third quarter, it expects to eliminate all bank debt at the parent level and will have positioned itself to return to profitability during the 1995 fourth quarter.
         ARTRA consists of:
         - Bagcraft Corporation, 100%-owned, which supplies specialty wraps and bags to the food industry, including such well-known customers as McDonalds, Burger King, Publix Supermarkets, Taco Bell, Dunkin' Donuts and other industry leaders.
         - Lori Corporation (ASE:LRC), which is 64.3%-owned. Lori's fashion/costume jewelry products and accessories are sold in retail outlets nationwide.
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